UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On October 2, 2017, The Procter & Gamble Company distributed the following communication and may in the future send or use the same or substantially similar communications from time to time:

Don’t just take our word for it. See what others are saying about P&G’s progress and plan. Vote Blue. SEC Legend: https://voteblue.pg.com/other-voices JIM CRAMER ERIN LASH DAVID HOCTHAUS CAROLINE LEVY
“Mr. Taylor has done remarkable streamlining. I think that there’s much more of a Jack Welch feel there now.” “In light of the vast array of actions the firm is undertaking, we fail to see a major impetus behind Peltz’s approach and little to suggest that his oversight would accelerate change.”
“P&G’s management and its board already have a plan to accelerate sales, profits and shareholder retruns. It’s not a secret. They’ve laid it out in public for Wall Street and anyone else to hear.” DAVID HOLTHAUS WCPO Editorial Board
“We believe David Taylor, now CEO for nearly two years, has already made the right moves to accelereate growth, including an organizational overhaul to shift decision-making closer to the consumer and tying employee pay to controllable successes.”
UBS For more third party perspective, visit voteblue.pg.com/other-voices.

Many individuals and institutions are making their voices heard in the current proxy contest. See what they’re saying about P&G’s progress and our plan. SEC Legend: https://voteblue.pg.com/other-voices
“Strategy is clear, focus very evident: With structural changes in place and incentives appropriately aligned locally, P&G sounds increasingly confident in its ability to more consistently deliver balanced top / bottom line growth.”
Kevin Grundy
Jefferies
“What I think he’s [Nelson peltz] after?
If there weren’t lawyers here watching, I’d say we’re looking at a 75 soon to be 76 year old looking for one more final fling. This is not something that is needed, this is a man who’s already on five Boards if you count his own Trian. He’s on four major boards, that should be a distraction.”
Jeffery sonnenfeld yale
“F4Q17 results help fuel P&G’s case that it is in fact making progress on its articulated turnaround plan or stated more simply, it is not standing still.”

Barclays
“P&G’s management has a credible plan in place to address years of underperformance and share losses, and is executing against it with a prudent sense of urgency.”
Stephen powers
Analyst UBS
UBS For more third party perspective, visit voteblue.pg.com/other-voices.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.